Exhibit 21.1
Flotek Industries, Inc.
List of Subsidiaries

Flotek Chemistry, LLC	JP3 Measurement, LLC
Oklahoma Limited Liability Company	Texas Limited Liability Company
Flotek Paymaster, Inc.
Texas Corporation